Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact: Erin Conroy (612) 761-5928

Investor Contact: John Hulbert (612) 761-6627

Dmitri L. Stockton Named to Target Corporation’s Board of Directors

MINNEAPOLIS (March 8, 2018) — Target Corporation (NYSE: TGT) today announced its board of directors elected Dmitri L. Stockton, former senior vice president of General Electric Company (NYSE: GE), as a new director, effective March 5, 2018.

Mr. Stockton, 53, spent 30 years at GE prior to retiring in March 2017.  During his tenure, he held a series of escalating leadership positions and spent a decade working in France, Switzerland and the United Kingdom. From December 2008 to April 2011, Mr. Stockton served as president and CEO of GE Capital Global Banking, where he was responsible for $5 billion in revenue and approximately 40,000 employees. From May 2011 to December 2016, Mr. Stockton served as chairman, president and CEO of GE Asset Management and led the sale of the business to State Street Global Advisors in July 2016. His most recent role at the company was senior vice president and special advisor to the chairman. Mr. Stockton currently serves on the boards of Deere & Company, American Family Insurance and Ryder System, Inc., as well as the Georgetown University Board of Regents.

“Dmitri will be a welcome addition to Target’s board. His impressive career includes three decades of leading complex global businesses and teams of tens of thousands through times of transition and industry disruption. That experience, coupled with his track record of consistently growing revenue and profitability while increasing operational performance, offers an important perspective to Target as we accelerate our strategic progress in 2018 and beyond,” said Brian Cornell, chairman and CEO of Target.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,826 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals millions of dollars a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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